Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is entered into on March 30, 2022 by Artemis Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”) and Logflex MT Holding Limited, a limited liability company registered under the laws of Malta with company registration number C 77769 (the “Company”). The Sponsor, SPAC and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement referenced below.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 3,412,816 SPAC Class B Shares and (ii) 8,000,000 SPAC Sponsor Warrants (which constitute all of the outstanding SPAC Sponsor Warrants) in the aggregate as set forth on Schedule I attached hereto (collectively, the “Subject Securities”).

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, SPAC, the Company, Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus (the “Company Shareholder”), Novibet PLC, a United Kingdom public limited company and a direct, wholly-owned subsidiary of the Company Shareholder (“PubCo”) and Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”), have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub will merge with and into SPAC, with SPAC continuing on as the surviving company, as a result of which SPAC will become a direct, wholly-owned subsidiary of PubCo.

WHEREAS, as an inducement to SPAC and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
COVENANTS AND AGREEMENTS

Section 1.1      No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Section 11.1 thereof and (c) the liquidation of SPAC (the earliest of (a), (b) and (c), the “Expiration Time”), the Sponsor (and any other Person to which any Subject Securities are transferred) shall not, without the prior written consent of the Company, (i) issue, sell, offer to sell, exchange, contract or agree to sell or exchange, hypothecate, pledge, encumber, assign, convert, grant of any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, by operation of law or otherwise and whether voluntarily or involuntarily (collectively, “Transfer”), or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any Subject Securities (unless the transferee agrees in advance or concurrently with the Transfer, in writing, to be bound by this Agreement) or (ii) file, confidentially submit or cause to become effective a registration statement under the Securities Act relating to the offer and sale of any Subject Securities.

Section 1.2      New Shares. In the event that (a) any SPAC Shares, SPAC Warrants or other equity securities of SPAC are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, distribution, recapitalization, reclassification, combination, conversion or exchange of SPAC Shares or SPAC Warrants of, on or affecting the SPAC Shares or SPAC Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Shares, SPAC Warrants or other equity securities of SPAC after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any SPAC Shares or other equity securities of SPAC after the date of this Agreement (such SPAC Shares, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then, to the extent of the Sponsor’s control of such New Securities, such New Securities shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

Section 1.3      Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to PubCo and the Company Shareholder a duly executed copy of that certain Investors Agreement, by and among the Sponsor, PubCo and the Company Shareholder, in substantially the form attached as Exhibit A hereto.

Section 1.4      Sponsor Support Agreements. Prior to the Expiration Time, at any meeting of the stockholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of SPAC is sought, the Sponsor shall, solely in its capacity as a record owner of common stock of SPAC, (a) appear at each such meeting or otherwise cause all of its SPAC Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Shares:

(i)            in favor of each of the SPAC Transaction Proposals;

(ii)            against any proposal relating to a SPAC Business Combination (other than the SPAC Transaction Proposals);

(iii)            against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;

(iv)            against any material change in the business of SPAC or any change in the management or board of directors of SPAC (other than, in each case, pursuant to the Merger Agreement or the other Transaction Agreements and the Transactions); and

(v)            against any proposal, action or agreement that would or would reasonably be expected to (a) impede, frustrate, hinder, interfere with, prevent or nullify the timely consummation of, or otherwise adversely affect, any of the Transactions, (b) result in a breach in any material respect (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contain therein), or, in the case of the Fundamental Representations of SPAC, in any respect, of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Merger Agreement and the other Transaction Agreements, (c) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (d) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

The Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. In furtherance of, and without limiting the generality of, the foregoing, the Sponsor hereby further agrees not to exercise any right to redeem any SPAC Shares for a pro rata portion of the Trust Account. The obligations of the Sponsor hereunder shall apply whether or not the SPAC board of directors or other governing body or any committee, subcommittee or subgroup thereof recommends any of the SPAC Transaction Proposals and whether or not the SPAC board of directors or other governing body or any committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC board of directors’ recommendation to its stockholders.

Section 1.5      No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and will not enter into, any Contract that would, and will not modify or amend any Contract in a manner that would, restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.6      Non-Solicitation. From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.1, the Sponsor will not, and the Sponsor will direct its Representatives not to, directly or indirectly, (a) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person with respect to a Company Competing Transaction (other than to inform such Person of the Sponsor’s obligations pursuant to this Section 1.6 with respect to SPAC), (b) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Competing Transaction, or (c) commence, continue or renew any due diligence investigation regarding a Company Competing Transaction.

Section 1.7      Waiver of Anti-Dilution Provision. Subject to and contingent upon the consummation of the Merger, the Sponsor, as the holder of a majority of the SPAC Class B Shares outstanding as of the date hereof, hereby waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the third amended and restated certificate of incorporation of SPAC (as may be amended from time to time, the “Charter”), the provisions of Section 4.3(b)(ii) of the Charter to have the SPAC Class B Shares convert to SPAC Class A Shares at a ratio of greater than one-for-one. The waiver specified in this Section 1.7 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any shares of SPAC Class A Shares or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1      Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to SPAC and the Company as follows:

(a)            Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary corporate or other organizational actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)            Ownership. As of the date hereof, the Sponsor is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, and sole voting power with respect to, the number of shares of SPAC Class B Shares and the number of SPAC Sponsor Warrants set forth opposite the Sponsor’s name in the columns titled “SPAC Class B Shares” and “SPAC Sponsor Warrants,” respectively, in Schedule I hereto (such SPAC Class B Shares and such SPAC Warrants, collectively, the Sponsor’s “Owned Securities”), and there exists no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Class B Shares or SPAC Warrants), other than pursuant to (i) this Agreement, (ii) the Letter Agreement, dated September 29, 2021, by and among the Sponsor, certain members of the Sponsor’s board of directors and/or management team party thereto and SPAC (the “Insider Letter”), (iii) the Organizational Documents of SPAC, (iv) the Merger Agreement or (v) applicable securities laws. The Sponsor’s Owned Securities are the only equity securities in SPAC owned of record or beneficially by the Sponsor as of the date of this Agreement, and none of the Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter.

(c)            No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of the Sponsor or (ii) require any consent, waiver, filing, notification, registration or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Subject Securities).

(d)            Litigation. There is no Legal Proceeding pending against the Sponsor before any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(e)            Brokerage Fees. Except as disclosed in Section 5.22 of the Merger Agreement, no financial advisor, investment banker, broker or finder is entitled to any fee or commission in connection with the Merger Agreement or the Closing, in each case, based upon any agreement or arrangement made by, or, to the knowledge of the Sponsor, on behalf of, the Sponsor for which SPAC, the Company Shareholder, the Company or any of the Company’s Subsidiaries would have any obligation.

(f)            Affiliate Arrangements. Except as disclosed in the prospectus, dated September 29, 2021, filed in connection with SPAC’s initial public offering or any subsequent SEC filings, neither the Sponsor nor any of its Affiliates is party to, or has any rights with respect to or arising from, any material Contract with SPAC or any of its Subsidiaries.

(g)            Acknowledgment. The Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

Article III
MISCELLANEOUS

Section 3.1      Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the execution and delivery of a written agreement providing for the termination of this Agreement executed by the Sponsor, SPAC and the Company. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any Person in respect hereof or the transactions contemplated hereby, and no Party shall have any claim against another (and no person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve or release a Party from any obligations or liabilities arising out of such Party’s Willful Breach of this Agreement prior to such termination or intentional fraud in the making of the representations and warranties in this Agreement. Notwithstanding the foregoing, this Article III shall survive the termination of this Agreement.

Section 3.2      Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Parties. Any purported assignment or delegation not permitted under this Section 3.2 shall be null and void.

Section 3.3      Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Without limiting the foregoing, each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 3.4      Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement providing therefor executed by the Sponsor, SPAC and the Company.

Section 3.5      Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.

Section 3.6      No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 3.7      Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC prior to the Effective Time, to:

Artemis Strategic Investment Corporation
3310 East Corona Avenue
Phoenix, Arizona 85040
Attn: Tom Granite, Philip Kaplan and Holly Gagnon
E-mail: tgranite@artemisspac.com, pkaplan@artemisspac.com,

hgagnon@artemisspac.com

with a copy to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn: James Hu, Gary Kashar, Elliott Smith
E-mail: james.hu@whitecase.com, gkashar@whitecase.com,
elliott.smith@whitecase.com

If to SPAC following the Effective Time or to the Company, to:

Logflex MT Holding Limited
170, Pater House
Level 1 (suite A191) Psaila Street
Birkirkara, BKR 9077 Malta
Attn: George Athanasopoulos
E-mail: georgea@novibet.com

with a copy to:

Harris Beach PLLC
Larkin at Exchange
726 Exchange Street, Suite 1000
Buffalo, New York 14210
Attn: Rajat R. Shah
E-mail: rshah@HarrisBeach.com

If to the Sponsor, to:

Artemis Sponsor, LLC
3310 East Corona Avenue
Phoenix, Arizona 85040
Attn: Tom Granite, Philip Kaplan and Holly Gagnon
E-mail: tgranite@artemisspac.com, pkaplan@artemisspac.com,
hgagnon@artemisspac.com

with a copy to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: James Hu, Gary Kashar, Elliott Smith
E-mail: james.hu@whitecase.com, gkashar@whitecase.com,
elliott.smith@whitecase.com

Section 3.8      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.9      Other Provisions. The provisions set forth in each of Sections 12.3 (Counterparts; Electronic Delivery), 12.6 (Severability), 12.8 (Governing Law), 12.9 (Consent to Jurisdiction; Waiver of Jury Trial) and 12.10 (Rules of Construction) of the Merger Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.10      Publicity. Except to the extent required by the rules and regulations of the SEC, the Exchange Act or the Securities Act, neither SPAC nor the Company may disclose the identities of any direct or indirect members or investors of the Sponsor or their direct or indirect interests in the Sponsor without the Sponsor’s prior written consent.

Section 3.11      Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Sponsor signs this Agreement solely in its capacity as a record owner of, or owner of interests representing the economic benefits of, common stock and warrants of SPAC, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Sponsor or any Affiliate, employee or designee of the Sponsor, or any of the Sponsor’s respective Affiliates in his or her capacity, if applicable, as an officer or director of SPAC or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of SPAC.

Section 3.12      No Challenges. During the period commencing on the date hereof and ending at the Expiration Time, the Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, PubCo, the Company Shareholder, the Company or any of their respective successors or directors (except in any case arising out of the fraud of such parties) (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Sponsor from enforcing the Sponsor’s rights under this Agreement and the other agreements entered into by the Sponsor in connection herewith, or otherwise in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Section 3.13      Further Assurances. The Sponsor hereby agrees that it shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, and will use reasonable best efforts to take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing such things, in each case, as another Party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement; provided that Sponsor will not be obligated to: (a) pay any funds or incur any Liability or (b) forfeit any SPAC Class B Shares, Sponsor Warrants or any other economic benefits.

Section 3.14      Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

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IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

ARTEMIS SPONSOR, LLC

By:	/s/ Holy Gagnon
	Name:	Holy Gagnon
	Title:	Managing Member

[Signature Page of Sponsor Support Agreement]

SPAC:

Artemis Strategic Investment Corporation

By:	/s/ Thomas Granite
	Name:	Thomas Granite
	Title:	Chief Financial Officer

[Signature Page of Sponsor Support Agreement]

COMPANY:

LOGFLEX MT HOLDING LIMITED

By:	/s/ Panagiotis Piter Trataris
	Name:	Panagiotis Piter Trataris
	Title:	Director

[Signature Page of Sponsor Support Agreement]

Exhibit A

Form of Investors Agreement